EXHIBIT 10.8

Supplementary Agreement on the concrete clauses of the Cooperation Contract

Party A: Inner Mongolia Yongye Biotechnology Co., Ltd
Party B: Asian Standard Oil Limited

The two parties reached the following agreement on the concrete clauses of the Cooperation Contract:
1.
Party A agrees to let the IPR and registered trade mark (category 1. application number: 4128935), patent (an animal nutriment and its method of preparation, patent number: 2005101182402; a plant nutriment and its method of preparation, patent number: 2006101319537) belong to the cooperated company of the two parties, namely, Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd;

2.	Party A agrees to transfer all the members of the management team of Inner Mongolia Yongye Biotechnology Co., Ltd. to Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.;
3.	Party A agrees to transfer the previous, current, and will-to-be clients and the Sale Contract to Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.;
4.
Party A agrees to sign the Exclusive Manufacturing Consignment Contract with Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd. to provide the production on the basis of cost and overhead. Inner Mongolia Yongye Nongfeng Biotechnology Co. Ltd. has the right to purchase the production plant of Inner Mongolia Yongye Biotechnology Co., Ltd. within two years at the cost price;

5.	Within ninety working days after Party A and Party B sign this Supplementary Agreement, Party A should finish the modified application procedures for the above related clauses.

Party A: Inner Mongolia Yongye Biotechnology Co., Ltd.

Sealed by Inner Mongolia Yongye Biotechnology Co,. Ltd.

Party B: Asia Standard Oil Limited

Sealed by Asia Standard Oil Limited